SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 1)

                                 aaiPharma Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    00252W104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            [_] Rule 13d-1(b)

            [X] Rule 13d-1(c)

            [_] Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00252W104
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Deerfield Capital, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

6.   SHARED VOTING POWER

     702,000

7.   SOLE DISPOSITIVE POWER

8.   SHARED DISPOSITIVE POWER

     702,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     702,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.52%

12.  TYPE OF REPORTING PERSON*

     PN

CUSIP No. 00252W104
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Deerfield Partners, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

6.   SHARED VOTING POWER

     702,000

7.   SOLE DISPOSITIVE POWER

8.   SHARED DISPOSITIVE POWER

     702,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     702,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.52%

12.  TYPE OF REPORTING PERSON*

     PN

CUSIP No. 00252W104
          ---------

1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Deerfield Management Company

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

6.   SHARED VOTING POWER

     648,000

7.   SOLE DISPOSITIVE POWER

8.   SHARED DISPOSITIVE POWER

     648,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     648,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.33%

12.  TYPE OF REPORTING PERSON*

     PN

CUSIP No. 00252W104
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Deerfield International Limited

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

6.   SHARED VOTING POWER

     648,000

7.   SOLE DISPOSITIVE POWER

8.   SHARED DISPOSITIVE POWER

     648,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     648,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.33%

12.  TYPE OF REPORTING PERSON*

     CO

CUSIP No. 00252W104
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Arnold H. Snider

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

6.   SHARED VOTING POWER

     1,350,000

7.   SOLE DISPOSITIVE POWER



8.   SHARED DISPOSITIVE POWER

     1,350,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,350,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.85%

12.  TYPE OF REPORTING PERSON*

     IN

CUSIP No. 00252W104
          ---------

Item 1(a).  Name of Issuer:

            aaiPharma Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            2320 Scientific Park Drive
            Wilmington, NC 28405

            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            Arnold H. Snider, Deerfield Capital, L.P., Deerfield Management Company, Deerfield International Limited

            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Arnold H. Snider, Deerfield Capital, L.P., Deerfield Management Company, 780 Third Avenue, 37th Floor, New York, NY 10017

            Deerfield International Limited, c/o Hemisphere Management (B.V.I.) Limited, Bison Court, Columbus Centre, P.O. Box 3460, Road Town, Tortola, British Virgin Islands

            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Mr. Snider - United States citizen

            Deerfield Capital, L.P. and Deerfield Partners,
            L.P. - Delaware limited partnerships

            Deerfield Management Company - New York limited partnership

            Deerfield International Limited - British Virgin
            Islands corporation

            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock

            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            00252W104

            --------------------------------------------------------------------

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

     (a)    [_]   Broker or dealer  registered  under Section 15 of the Exchange
                  Act.

     (b)    [_]   Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)    [_]   Insurance  company  as  defined  in  Section  3(a)(19)  of the
                  Exchange Act.

     (d)    [_]   Investment   company   registered   under  Section  8  of  the
                  Investment Company Act.

     (e)    [_]   An    investment    adviser    in    accordance    with   Rule
                  13d-1(b)(1)(ii)(E);

     (f)    [_]   An employee  benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);

     (g)    [_]   A parent holding  company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);

     (h)    [_]   A  savings  association  as  defined  in  Section  3(b) of the
                  Federal Deposit Insurance Act;

     (i)    [_]   A church  plan  that is  excluded  from the  definition  of an investment  company under Section  3(c)(14) of the  Investment
                  Company Act;

     (j)    [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

            Deerfield Capital, L.P. and Deerfield Partners, L.P. - 702,000 shares; Deerfield Management Company and Deerfield International Limited - 648,000 shares; Arnold H. Snider - 1,350,000 shares.

            --------------------------------------------------------------------

      (b)   Percent of class:

            Deerfield  Capital,  L.P.  and  Deerfield  Partners,   L.P. - 2.52%;
            Deerfield Management Company and Deerfield International Limited - 2.33%; Arnold H. Snider - 4.85%

            --------------------------------------------------------------------

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote        0
                                                             ------------------,

            (ii)  Shared power to vote or to direct the
                  vote                                       Deerfield Capital,
                                                             L.P. and Deerfield
                                                             Partners, L.P. -
                                                             702,000;
                                                             Deerfield
                                                             Management Company
                                                             and Deerfield
                                                             International
                                                             Limited -
                                                             648,000;
                                                             Arnold H. Snider -
                                                             1,350,000.
                                                             ------------------,

            (iii) Sole power to dispose or to direct the          0
                  disposition of                             ------------------,

            (iv)  Shared power to dispose or to direct the
                  disposition of                             Deerfield Capital,
                                                             L.P. and Deerfield
                                                             Partners, L.P. -
                                                             702,000;
                                                             Deerfield
                                                             Management Company
                                                             and Deerfield
                                                             International
                                                             Limited  -
                                                             648,000;
                                                             Arnold H. Snider -
                                                             1,350,000.
                                                             -----------------.

      The Reporting Persons specifically disclaim beneficial ownership in the securities reported herein except to the extent of their pecuniary interest therein.

Item 5. Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].

            --------------------------------------------------------------------

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

      If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

            N/A

            --------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

      If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

            N/A

            --------------------------------------------------------------------

Item 8. Identification and Classification of Members of the Group.

      If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

            N/A

            --------------------------------------------------------------------

Item 9. Notice of Dissolution of Group.

      Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

            N/A

            --------------------------------------------------------------------

Item 10. Certifications.

            "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DEERFIELD CAPITAL, L.P.

By:  Snider Capital Corp.,
     General Partner

By:  /s/ Arnold H. Snider
         ---------------------------
         Arnold H. Snider, President


DEERFIELD PARTNERS, L.P.

By:  Deerfield Capital, L.P.

By:  Snider Capital Corp.,
     General Partner

By:  /s/ Arnold H. Snider
         ---------------------------
         Arnold H. Snider, President


DEERFIELD MANAGEMENT COMPANY

By:  Snider Management Company,
     General Partner

By:  /s/ Arnold H. Snider
         ---------------------------
         Arnold H. Snider, President


DEERFIELD INTERNATIONAL LIMITED

By:  Deerfield Management Company

By:  Snider Management Company,
     General Partner

By:  /s/ Arnold H. Snider
         ----------------------------
         Arnold H. Snider, President


ARNOLD H. SNIDER

     /s/ Arnold H. Snider
         -------------------------

Date:  January 16, 2004

                                    Exhibit A

                                    Agreement

          The undersigned agree that this Schedule 13G dated January 16, 2004 relating to the Common Stock of aaiPharma Inc. shall be filed on behalf of the undersigned.

DEERFIELD CAPITAL, L.P.

By:  Snider Capital Corp.,
     General Partner

By:  /s/ Arnold H. Snider
         ---------------------------
         Arnold H. Snider, President


DEERFIELD PARTNERS, L.P.

By:  Deerfield Capital, L.P.

By:  Snider Capital Corp.,
     General Partner

By:  /s/ Arnold H. Snider
         ---------------------------
         Arnold H. Snider, President


DEERFIELD MANAGEMENT COMPANY

By:  Snider Management Company
     General Partner

By:  /s/ Arnold H. Snider
         ---------------------------
         Arnold H. Snider, President


DEERFIELD INTERNATIONAL LIMITED

By:  Deerfield Management Company

By:  Snider Management Company,
     General Partner

By:  /s/ Arnold H. Snider
         ---------------------------
         Arnold H. Snider, President


ARNOLD H. SNIDER

     /s/ Arnold H. Snider
     --------------------

00871.0001 #453780